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APPENDIX F

                           ASSIGNMENT AGREEMENT

      The Assignment Agreement is dated for reference December 29, 2000 and made among ICHOR CORPORATION ("ICHOR"), a corporation organized under the laws of the State of Delaware in the United States, HIPPOCAMPE S.A. ("Hippocampe"), a corporation organized under the laws of France, and MFC MERCHANT BANK S.A. ("Merchant Bank"), a bank organized under the laws of Switzerland.

      WHEREAS:

A. ICHOR and certain shareholders of Hippocampe entered into two share exchange agreements (the "Share Exchange Agreements") dated for reference December 13, 2000, pursuant to which it is a condition of closing that the Bank Agreements (as defined in the Share Exchange Agreements) made between Hippocampe and Merchant Bank and any share purchase warrants referred to therein shall have been duly and validly assigned by Hippocampe to ICHOR; and

B. Hippocampe wishes to assign to ICHOR and ICHOR has agreed to assume and be responsible to perform the Bank Agreements on the terms and conditions hereinafter set forth; and

C. Merchant Bank has agreed to consent to the assignment of the Bank Agreements from Hippocampe to ICHOR upon the terms and conditions herein.

      NOW THEREFORE THIS AGREEMENT WITNESSETH that the parties hereby agree as follows:

1. Assignment. (1) Hippocampe hereby assigns and transfers all of its present and future rights and obligations under the Bank Agreements and any share purchase warrants referred to therein to ICHOR.

      (2) ICHOR accepts and agrees to the assignment of all of Hippocampe's present and future rights and obligations under the Bank Agreements to ICHOR and hereby assumes any and all of Hippocampe's rights and obligations thereunder.

      (3) Merchant Bank hereby consents to the assignment of all of Hippocampe's present and future rights and obligations under the Bank Agreements to ICHOR and the assumption by ICHOR of such rights and obligations.

      (4) This Assignment Agreement will be effective immediately upon the closing (the "Closing") of the transactions provided for in the Share Exchange Agreements without further notice or action of the parties.

2. Representations, Warranties and Covenants. (1) Hippocampe represents and warrants that it has not previously assigned, in whole or in part, or encumbered in any way the Bank Agreements.

      (2) Each of the parties represents and warrants that it has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, that it has all necessary power and authority to execute and deliver this Assignment Agreement and to


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perform its obligations hereunder, and that this Assignment Agreement has been duly executed and delivered by and on behalf of such party and constitutes legal, valid and binding obligations of such party enforceable against it in accordance with its terms.

3. Merchant Bank Fees. The parties hereto covenant and agree that all fees, shares, warrants, remuneration or other amounts or expenses due or payable to Merchant Bank under: (i) Section 5.5(a) of the underwriting agreement made between Merchant Bank and Hippocampe dated for reference July 24, 2000 (the "UA"); (ii) Section 5.5(b) of the UA; and (iii) Section
5.7 (a) and (b) of the UA, are and are hereby deemed to be fully earned by Merchant Bank as at the date above first written and shall be paid by ICHOR to Merchant Bank on Closing.

4. Further Assurances. Each party to this Agreement covenants and agrees that, from time to time, it will, at the request and expense of the requesting party, execute and deliver all such documents and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby including, without limitation amending and restating the Bank Agreements in a form and content satisfactory to each of ICHOR and Merchant Bank, acting reasonably.

5. Successors and Assigns. This Assignment Agreement shall enure to the benefit of the parties hereto and their permitted successors and assigns.

6. Governing Law. This Assignment Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties shall be governed by, the laws of Switzerland. Venue shall be Geneva.

7. Counterparts. This Assignment Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

      IN WITNESS WHEREOF the parties have executed this Assignment Agreement in counterparts, one for each party.

ICHOR CORPORATION

Per:
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             Authorized Signatory

HIPPOCAMPE S.A.

Per:
        -------------------------------
             Authorized Signatory

MFC MERCHANT BANK S.A.

Per:
        -------------------------------
             Authorized Signatory